UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 28, 2008

NFINANSE INC.
(Exact name of registrant specified in its charter)
Nevada	000-33389	65-1071956
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3923 Coconut Palm Drive, Suite 107, Tampa, Florida		34203
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone, including area code:	(813) 367-4400
Not applicable.
(Former name and former address, if changed since last report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

□           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 28, 2008 and on March 31, 2008, nFinanSe Inc. (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreements”), with those certain accredited investors party thereto (the “Investors”).  Pursuant to the Purchase Agreements executed on March 28, 2008, the Company issued and sold to the Investors an aggregate of (i) 490,000 shares of its common stock, par value $0.001 per share (“Common Stock”), at a purchase price of $2.50 per share, and (ii) warrants (“Warrants”) to purchase 245,000 shares of Common Stock at an exercise price of $3.25 per share, for an aggregate purchase price of $1,225,000.  Pursuant to the Purchase Agreements executed on March 31, 2008, the Company issued and sold to the Investors an aggregate of (i) 240,000 shares of Common Stock, at a purchase price of $2.50 per share, and (ii) Warrants to purchase 120,000 shares of Common Stock at an exercise price of $3.25 per share, for an aggregate purchase price of $600,000.

Pursuant to the terms of the Purchase Agreements, each Investor has a right to exchange all of its Common Stock and Warrants purchased under the Purchase Agreements for shares of securities (“Exchange Securities”) issued by the Company in connection with a subsequent capital raising transaction (“Subsequent Issuance”) upon the same terms and conditions (other than the consideration paid for the Exchange Securities) offered to the purchasers in such Subsequent Issuance.  In the event an Investor exercises its exchange rights, such Investor is entitled to exchange its Common Stock and Warrants for the number of Exchange Securities that is equal to the product obtained by multiplying (i) the number of shares of such Investor’s Common Stock purchased under the Purchase Agreements by (ii) a quotient obtained by dividing (X) $2.50 by (Y) the price per share of the Exchange Securities paid by the purchasers thereof in the Subsequent Issuance.  The Investors’ exchange rights under the Purchase Agreements automatically terminate if no Subsequent Issuance occurs within six (6) months following the date of the Purchase Agreements.

Pursuant to an amendment, dated March 31, 2008, between the Company and Bruce E. Terker, the Purchase Agreement, dated as of March 21, 2008, between the Company and Mr. Terker, whereby he purchased 200,000 shares of Common Stock and 100,000 Warrants for an aggregate purchase price of $500,000, was amended to grant Mr. Terker the above-described exchange right.  Mr. Terker is currently a member of the Company’s Board of Directors and is also a stockholder of the Company.

In the aggregate, pursuant to the Purchase Agreements executed on March 28, 2008, the Purchase Agreements executed on March 31, 2008, and the Purchase Agreement, dated as of March 21, 2008, between the Company and Mr. Terker, as amended, the purchase price paid for the Common Stock and Warrants was $2,325,000.

The Warrants entitle the Investors to purchase up to an aggregate of 465,000 shares of Common Stock at an exercise price of $3.25 per share and may also be exercised by means of a “cashless exercise.”  The Warrants expire after a three-year term.  The exercise price of the Warrants is subject to adjustments for Common Stock splits and reverse stock splits.  In the event that the Company shall consolidate with or merge with or into another person or entity, or the Company shall sell, transfer or lease all or substantially all of its assets, or the Company shall change its Common Stock into property or other securities (each, a “Triggering Transaction”), the Warrants shall terminate and shall thereafter represent only the right to receive the cash, evidences of indebtedness or other property as the Investors would have received had the Investors been the record owner, at the time of completion of a Triggering Transaction, of that number of shares of Common Stock receivable upon exercise of the Warrants in full, less the aggregate exercise price payable in connection with the full exercise of the Warrants.  The Warrants are not exercisable by any Investor to the extent that, if exercised by such Investor, such Investor or any of its affiliates would beneficially own in excess of 9.99% of the then issued and outstanding shares of Common Stock.

Emerging Growth Equities, Ltd. acted as placement agent for the above-described transaction and will receive a $113,000 fee and a warrant to purchase 18,600 shares of Common Stock, exercisable at $3.58 per share and expiring on March 31, 2013.

The foregoing is a summary description of certain terms of the Purchase Agreements and the Warrants.  The form of the Purchase Agreements and the form of the Warrants are attached as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.  You are encouraged to read the entire text of Exhibit 99.1 and Exhibit 99.2 attached hereto.

Item 3.02.  Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.  The Common Stock and the shares of Common Stock into which the Warrants are exercisable have not been registered under the Securities Act of 1933, as amended (the “Act”).  The Company offered and sold the Common Stock and the Warrants to the Investors in reliance on the exemption from registration provided by Section 4(2) of the Act.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

99.1 – Form of Purchase Agreement.

99.2 – Form of Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NFINANSE INC.

Date:	March 31, 2008	By:	/s/ JERRY R. WELCH
Name: Jerry R. Welch Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.             Document

99.1	Form of Purchase Agreement.
99.2	Form of Warrant.